SECURED CONVERTIBLE PROMISSORY NOTE

$3,000,000                                 January 18, 1996


          FOR VALUE RECEIVED, the undersigned HAWAIIAN AIRLINES, INC., a Hawaii corporation (the "Maker") hereby promises to pay to the order of AIRLINE INVESTORS PARTNERSHIP, L.P. ("AIP"), or its assigns (the "Payee"), at Payee's address set forth in the Loan Agreement referred to below, or at such other place as the holder (the "Holder") of this Promissory Note (the "Note") may from time to time designate in writing, in lawful money of the United States and in immediately available funds, at the times and in the manner provided hereinbelow, the principal sum of THREE MILLION DOLLARS ($3,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by AIP to the Maker under the Loan Agreement referred to below), together with interest on the unpaid principal amount of each such Loan, at such address, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full or the principal amount thereof shall have been converted into shares of Class A Common Stock of the Maker as provided in the Loan Agreement, at the rate per annum provided in the Loan Agreement.

          The date and amount of each Loan made by AIP to the Maker, and each payment or conversion made on account of the principal thereof, shall be recorded by AIP on its books and, prior to any transfer of this Note, endorsed by AIP on the schedule attached hereto or any continuation thereof, each of which recordations or endorsements shall constitute prima facie evidence of the matters set forth therein; PROVIDED that the failure of AIP to make any such recordation or endorsement shall not affect the obligations of the Maker to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by AIP.

          This Note is the Secured Convertible Promissory Note referred to in the Loan Agreement dated as of January 15 1996 (as modified and supplemented and in effect from time to time, the "Loan Agreement")
between the Maker and AIP and incorporated by reference herein, and evidences Loans made by AIP thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

          The obligations of the Maker under this Note, the Loans and the Loan Agreement are secured by certain property of Maker pursuant to that certain Chattel Mortgage and Security Agreement dated as of January ,1996, between the Maker and AIP (the "Mortgage") and incorporated by reference herein. THE LIEN OF THE MORTGAGE ON CERTAIN COLLATERAL (OTHER THAN THE SPECIFIED COLLATERAL, AS DEFINED IN THE MORTGAGE) IS SUBORDINATE TO (I) THE LIEN CREATED BY THAT CERTAIN LOAN AND SECURITY AGREEMENT, DATED AS OF SEPTEMBER 12, 1994, BETWEEN MAKER AND THE CIT GROUP/CREDIT FINANCE, INC. ("CIT") PURSUANT TO AN INTERCREDITOR AND


SUBORDINATION AGREEMENT, DATED AS OF JANUARY 15, 1996, BETWEEN CIT AND AIP AND (II) THE LIEN CREATED BY THAT CERTAIN ROTABLE SPARE PARTS CHATTEL MORTGAGE AND SECURITY AGREEMENT, DATED AS OF OCTOBER 30, 1992, BETWEEN MAKER AND AEROUSA, INC. ("AEROUSA") PURSUANT TO AN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF JANUARY 15, 1996, BETWEEN AEROUSA AND AIP.

          The aggregate principal outstanding under this Note, together with interest accruing thereon shall be due and payable on the earliest of
(i) the Closing, (ii) February 10, 1996 and (iii) the date of termination of the Stock Purchase Agreement in accordance with its terms. The principal sum hereof, together with all accrued but unpaid interest, may be prepaid at any time, in whole or in part, without premium or penalty. All prepayments hereunder shall be applied as follows: first, to any and all costs, fees or expenses due and owing hereunder, the Loan Agreement and/or under the Mortgage (if any); second, to any and all accrued and unpaid interest hereunder; and third, to outstanding principal hereunder.

          The outstanding principal amount of this Note, in whole or in part, is convertible into shares of Class A Stock at the option of the Holder at any time, or from time to time, on or prior to maturity, upon the terms and subject to the conditions specified in the Loan Agreement. The outstanding principal amount of this Note shall be converted into shares of Class A Stock upon the occurrence, if at all, of the Closing.

          From and after maturity (whether by acceleration or otherwise), the entire principal balance and (to the extent permitted by law) all accrued and unpaid interest and all other sums (if any) due and owing hereunder shall be payable on demand and shall bear interest until paid at the rate specified in the Loan Agreement.

          If any payment of principal, interest or other charges is stated hereunder to be due and payable on a day which is not a Business Day (as defined hereinbelow), then the due date for such payment shall be extended to the next succeeding Business Day, provided that, in any such event, such payment shall include interest accruing during such extension in accordance with the terms of this Note.

          In the event that an Event of Default shall occur and be continuing, then, and in any such event and at any time thereafter, so long as such Event of Default shall then be continuing, all amounts of principal, interest and other sums and charges hereunder and under the Loan Agreement including any Additional Amounts and the Mortgage may, at the option of the Holder, be declared (by written notice to the Maker at its address set forth in the Loan Agreement, but without presentment, demand, protest, notice or any other formality, all of which are hereby waived; provided, that if an Event of Default referred to in Section 9(f) or (g) of the Loan Agreement shall have occurred, then in every such case, all amounts of principal, interest, and other charges hereunder and under the Loan

Agreement, including any Additional Amounts and the Mortgage shall immediately, and without further act, become due and payable) to be, whereupon the same shall henceforth become, immediately due and payable, anything herein to the contrary notwithstanding.

          This Note shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, this Note has been duly executed as of the date first above written.


                              HAWAIIAN AIRLINES, INC.

                              By: /S/ Bruce R. Nobles
                                 -----------------------------
                                   Bruce R. Nobles

                              Its: Chairman, President and Chief
                                   Executive Officer

                              By: /S/ Rae A. Capps
                                 ------------------------------
                                   Rae A. Capps

                              Its: Vice President, General Counsel
                                   and Corporate Secretary

              SCHEDULE OF LOANS, PREPAYMENTS AND CONVERSIONS

          This Note evidences Loans made under the within-described Loan Agreement on the dates and in the principal amounts set forth below, subject to the payments, conversions and prepayments of principal set forth below:


                                             AMOUNT PAID,      UNPAID
DATE MADE, PAID       PRINCIPAL AMOUNT       PREPAID OR        PRINCIPAL        NOTATION
OR CONVERTED          OF LOAN                CONVERTED         AMOUNT           MADE BY
---------------       ----------------       ------------      ---------        --------

